Exhibit 3.1

EXTRA SPACE STORAGE INC.

ARTICLES OF AMENDMENT

Extra Space Storage Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety the first two sentences of Section 5.1 of Article V and inserting in lieu thereof two new sentences to read as follows:

The Corporation has authority to issue 350,000,000 shares of stock, consisting of 300,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), zero shares of non-voting stock, $0.01 par value per share (“Contingent Conversion Shares” or “CCSs”), and 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $3,500,000.

SECOND:  Pursuant to the Charter and the prior conversion of 3,888,843 Contingent Conversion Shares, the total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 354,100,000 shares of stock, consisting of 303,888,843 shares of Common Stock, $0.01 par value per share, 211,157 Contingent Conversion Shares, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value was $3,541,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 350,000,000 shares of stock, consisting of 300,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value is $3,500,000.

FOURTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH:  The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the MGCL.

The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 29th day of August, 2013.

ATTEST:	EXTRA SPACE STORAGE INC.

/s/ Gwyn G. McNeal	By:	/s/ Spencer F. Kirk
Gwyn G. McNeal		Spencer F. Kirk
Secretary		Chief Executive Officer